UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2011 (January 28, 2011)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Offices and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e). On January 28, 2011, Rex Energy Corporation and its wholly-owned subsidiary, Rex Energy Operating Corp. (collectively, the “Company”) terminated the employment of Timothy P. Beattie, the Company’s Senior Vice President and Appalachian Regional Manager.

In connection with the termination, the Company presented Mr. Beattie with a Separation Agreement and Complete Release (the “Separation Agreement”). The Separation Agreement provides that the Company will pay Mr. Beattie separation pay in bi-weekly installments at his current salary rate of $199,500 until October 28, 2011, will pay a portion of the premiums for continuing health insurance coverage for Mr. Beattie, if such coverage is elected, will permit Mr. Beattie’s options to acquire common stock to continue to vest through October 28, 2011, and will extend the exercise period for such options to August 25, 2012. The Separation Agreement includes customary restrictive covenants from Mr. Beattie respecting confidential information, non-competition, non-solicitation and non-disparagement, and Mr. Beattie’s complete release of claims against the Company. The Company expects to execute the Separation Agreement with Mr. Beattie in the near future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: February 2, 2011	By:	/S/ DANIEL T. CHURAY
	Name:	Daniel T. Churay
	Title:	President and Chief Executive Officer